Exhibit 10.6
RELOCATION AGREEMENT
     This Relocation Agreement (“Agreement”) is entered into on this 22nd day of August 2008 by and between CapitalSource Inc. (“Company”) and Steven A. Museles (“Employee”).
RECITALS
     WHEREAS, CapitalSource Bank, a California Industrial Bank and an indirect wholly owned subsidiary of the Company, has purchased certain assets of Fremont Bank located in California (the “Transaction”);
     WHEREAS, upon the close of the Transaction, at the request of Company, Employee became a dual employee of both the Company and CapitalSource Bank;
     WHEREAS, Employee shall be an employee of CapitalSource Bank for an initial period of 12 months commencing July 25, 2008, unless terminated sooner pursuant to the Letter Agreement (the “Bank Employment Period”);
     WHEREAS, the headquarters of CapitalSource Bank shall be located in downtown Los Angeles, California and Employee shall temporarily relocate his primary residence from Bethesda, Maryland to the Los Angeles, California metropolitan area during the Bank Employment Period;
     ACCORDINGLY, for good and valuable consideration, including, but not limited to, Employee’s agreement to relocate his primary residence and accept employment with CapitalSource Bank during the Bank Employment Period, the Company agrees to provide Employee with the following relocation benefits:
     1. Moving of Household Goods/Packing. Company shall pay for the assistance of a relocation company, as well as the packing, transporting, and delivering of household items and automobiles (i) from Employee’s residence in Bethesda, Maryland to a location selected by Employee as his primary residence in the Los Angeles, California metropolitan area, and (ii) from Employee’s residence in Los Angeles to Bethesda, Maryland upon Employee’s determination to relocate back to Bethesda, Maryland during or upon expiration of the Bank Employment Period.
     2. Housing. Company shall pay (or reimburse) Employee’s rent, utilities, and security deposit while Employee resides in the Los Angeles metropolitan area during the Bank Employment Period.
     3. Airline Flights. The Company shall reimburse Employee for the cost of airline tickets between the Los Angeles metropolitan area and Bethesda, Maryland for Employee and his spouse and children in connection with his relocation to Los Angeles and return to Bethesda, Maryland, as well as two additional round-trips in the interim. The tickets must be purchased at least 7 days in advance of traveling, unless otherwise agreed by the parties.

     4. Relocation Allowance. Upon execution of this Agreement, Company shall pay to Employee a one-time lump sum in the amount of $10,000 as a relocation allowance.
     5. Car Registration Fees. The Company shall also reimburse Employee for automobile state license and registration fees and incremental automobile insurance costs that Employee incurs.
     6. Reimbursement for Tax Advice. Some or all of the relocation benefits received by Employee under this Agreement may be subject to State and Federal income taxes. The Company shall reimburse Employee for the cost of obtaining expert tax advice to determine the tax consequences resulting from Employee’s receipt of the benefits and payments under this Agreement, as well as his temporary relocation to the State of California.
     7. Maintenance Costs of Maryland Residence. The Company shall reimburse Employee for any actual incremental costs Employee incurs for the oversight and maintenance of Employee’s home in Bethesda, Maryland during his absence, up to $500 per month. To be reimbursed under this Agreement, such incremental costs must be incurred by Employee solely because he is not residing in his Bethesda Maryland home during the Bank Employment Period. For avoidance of any doubt, reimbursable costs under this paragraph include payments to certain individuals to walk through, clean and inspect the Bethesda, Maryland home on a weekly basis. Employee shall not be entitled to reimbursement under this Agreement of routine costs incurred by Employee for the maintenance of his home in Bethesda, Maryland.
     8. Children Educational Expenses. The Company shall reimburse Employee for any expenses incurred by Employee in the selection of and application to a school or schools for Employee’s children to attend in the Los Angeles metropolitan area during the Bank Employment Period. The Company shall reimburse Employee for any tuition-related payments made to Employee’s children’s school(s) in and around Bethesda, Maryland, which are forfeited as a result of Employee’s relocation to the Los Angeles metropolitan area. During the Bank Employment Period, Employee shall not be required to move his family outside the Los Angeles metropolitan area.
     9. Gross-Up Payment. Company shall pay to Employee a payment (the “Gross-Up Payment”) in an amount required to fully reimburse Employee for all federal, state, local income and employment taxes owed on any payment or benefit received by Employee under this Agreement, including any taxes owed as a result of receiving the Gross-Up Payment.
     10. Termination or Resignation: The benefits and payments set forth in this Agreement are not conditioned upon Employee remaining employed with CapitalSource Bank through the Bank Employment Period. All of the benefits and payments in this Agreement shall be due and payable for the Bank Employment Period notwithstanding termination of Employee’s employment with CapitalSource and/or CapitalSource Bank, and Employee and his family shall have the right to continue to reside in the California residence leased by the Company until the end of the lease term without any additional cost to Employee. Notwithstanding any other provision to the contrary, if Employee is terminated for Cause pursuant to the terms of his Employment Agreement, Employee’s rights to any future or unpaid benefits under this

Agreement shall cease, and Employee shall not be eligible for any unused portion of the benefits described in this Agreement.
     11. Employment Status. The terms of Employee’s Employment Agreement with CapitalSource shall supersede any conflicting term herein except that the parties acknowledge that Employee’s temporary relocation to Los Angeles and employment by CapitalSource Bank in and of themselves shall not constitute “Good Reason” or result in a breach by either party of the terms of the Employment Agreement.
     12. Employee Acknowledgement. Employee has read this Agreement and understands the terms. By signing below, Employee acknowledges that he has read and fully understands the provisions contained herein. Employee understands that he has a right to consult with an attorney as to the meaning and legal effect of this Agreement and has been given an opportunity to do so. This Agreement contains the entire agreement between the parties concerning its subject matter and may be amended or modified only in writing signed by both parties hereto. This Agreement shall be construed in accordance with the laws of the State of Maryland.
[SIGNATURE PAGE FOLLOWS]

/s/ STEVEN A. MUSELES	Date:	8/22/08
Steven A. Museles

CapitalSource Inc.

/s/ JOHN K. DELANEY	Date:	8/22/08
John K. Delaney